CATALINA LIGHTING, INC. AND SUBSIDIARIES

                                   EXHIBIT 11
              SCHEDULE OF COMPUTATION OF DILUTED EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                               MARCH 31,                          MARCH 31,
                                                       -------------------------         --------------------------
                                                         2000             1999             2000              1999
                                                       -------          --------         --------          --------
Net income                                             $   752          $  1,159         $  1,289          $  1,662

Interest on convertible subordinated notes, net of
  income taxes                                              90               103              186               206
                                                       -------          --------         --------          --------
Net income for diluted earnings per share              $   842          $  1,262         $  1,475          $  1,868

Weighted average number of common shares
  outstanding for the period                             7,460             7,206            7,426             7,194

Weighted average number of shares repurchased
    for the period                                        (529)             (126)            (464)              (67)

Shares issuable upon conversion of convertible
  subordinated notes                                     1,083             1,138            1,115             1,138

Common equivalent shares determined
   using the "Treasury Stock" method
   representing shares issuable upon exercise
   of stock options and warrants and shares
   issuable under contractual agreements                   747               343              753               189
                                                       -------          --------         --------          --------
Weighted average number of shares
  used in calculation of diluted earnings
  per share                                              8,761             8,561            8,830             8,454
                                                       =======          ========         ========          ========
Diluted earnings per share                             $  0.10          $   0.15         $   0.17          $   0.22
                                                       =======          ========         ========          ========